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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Media Corporation:

        We consent to the use of our report as it relates to Liberty Splitco, Inc. (the Company), dated October 18, 2010, with respect to the combined balance sheets of the Company as of December 31, 2009 and 2008, and the related combined statements of operations, comprehensive earnings, cash flows, and parent's investment for each of the years in the three-year period ended December 31, 2009, included herein and to the reference to our firm under the heading "Experts" in the registration statement.

        Our report on the combined financial statements of the Company refers to the adoption, effective January 1, 2009, of Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (included in FASB ASC Topic 810, Consolidation), and effective January 1, 2008, the Company adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (included in FASB ASC Topic 825, Financial Instruments), and SFAS No. 157, Fair Value Measurements (included in FASB ASC Topic 820, Fair Value Measurements and Disclosures).

/s/ KPMG LLP KPMG LLP
Denver, Colorado January 24, 2011

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm